Exhibit 99.1

AMMO Inc. Reports First Quarter 2023 Financial Results

SCOTTSDALE, Ariz., August 15, 2022 (GLOBE NEWSWIRE) — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, today reported results for its first quarter of fiscal 2023, ended June 30, 2023

First Quarter Fiscal 2023 vs. First Quarter Fiscal 2022

●	Net Revenues increased 36.6% to $60.8 million.
●	Gross profit margin of approximately 29.8%.
●	Adjusted EBITDA of $14.3 million compared to $16.3 million.
●	Net Income of $3.2 million, compared to net income of $9.5 million.
●	Diluted EPS of $0.02, compared to $0.08.
●	Adjusted EPS of $0.09, compared to $0.13.

GunBroker.com “Marketplace” Metrics – First Quarter 2023

●	Marketplace revenue of approximately $16.5 million.
●	New user growth averaged 38,000 per month.
●	Average take rate increased to 5.3% compared to 4.5% in fiscal 2022.
●	Loyalty program revenue increased 139.1% year-over-year

Reiterating Fiscal Year 2023 Guidance

●	Total Revenues of $300 million to $310 million
●	EBITDA of $82 million to $85 million
●	Adjusted EBITDA of $108 million to $111 million

AMMO continued to show strong momentum in both our ammunition and marketplace divisions in the first quarter of Fiscal 2023, as revenue increased 37% from the first quarter of Fiscal 2022. With the recently successful opening of our state-of-the art manufacturing facility in late July, along with the ongoing enhancements to the GunBroker.com marketplace platform, we reiterate our guidance for over $300 million in revenues and Adjusted EBITDA between $108 million and $111 million for Fiscal 2023, with projected annual growth rates of 25% and 45%, respectively.

“With our revenue momentum continuing into Fiscal 2023, AMMO’s management team and board completed a detailed analysis and assessment of our operations, business units, and growth opportunities, all with the goal of unlocking and enhancing shareholder value. With this analysis, and with the support of our advisors, the Board has determined that the optimal path for unlocking shareholder value is through the separation of these divisions into two separately traded companies” stated Fred Wagenhals, AMMO’s Chairman & CEO. “We believe this separation will allow investors to more appropriately value the business models of each segment and create greater shareholder value by facilitating the expansion and value we have created in both brands while pursuing compelling and distinct growth opportunities.”

“Our entire team remains singularly focused and committed to working collectively through this transformational process to best position each company with the right team members and full spectrum of resources to continue to deliver exceptional products, innovation, and an overall enhanced experience for the outdoor sporting and shooting enthusiast. Our reiteration of our 2023 outlook reflects our ongoing confidence that both companies will continue to grow revenues, enhance margins, and drive even greater shareholder value as we move towards these strategic goals,” concluded Mr. Wagenhals.

First Quarter 2023 Results

Sales for the three months ended June 30, 2022 increased 36.6% or approximately $16.3 million over the three months ended June 30, 2021. This increase was the result of approximately $10.9 million of increased sales in bulk pistol and rifle ammunition, an increase of approximately $1.7 million of Proprietary Ammunition sales, a decrease of approximately $0.6 million of sales from our casing operations, and an increase of approximately $4.2 million of revenue generated from our GunBroker.com Marketplace, which includes auction revenue, payment processing revenue, and shipping income. Management expects the sales growth rate of Proprietary Ammunition to greatly outpace the sales of our Standard Ammunition.

We are focused on continuing to grow top line revenue quarter-over-quarter as we continue to further expand distribution into commercial markets, introduce new product lines, and continue to initiate sales to U.S. law enforcement, military (domestic and ally nations), and international markets.

Our gross margin percentage decreased temporarily to 29.8% in the current quarter. This was primarily attributable to near-term cost of materials increase, as well as additional labor for our new facility, and overhead costs in preparation for the late July opening of our new manufacturing facility. Management’s informed opinion is these cost increases are temporary and should swiftly subside as our world-class new plant becomes fully operational, which we expect to be by the end of our second fiscal quarter.

We believe our gross margins will increase in the second half of this fiscal year as we add a host of operating efficiencies through the fully integrated and ramped up operation of our new production facility, while we continue to grow sales through new markets and expanded distribution. Our goal in the next 12 to 24 months is to continue to improve our gross margins. This will be accomplished through the following:

●	Increased product sales, specifically of proprietary lines of ammunition, like the STREAK VISUAL AMMUNITION™, Stelth in addition the ammunition we have developed in support of our military and government programs.

●	Introduction of new lines of ammunition that historically carry higher margins in the consumer and government sectors.

●	Reduced component costs through operation of our ammunition segment and expansion of strategic relationships with component providers.

●	Expanded use of automation equipment that reduces the total labor required to assemble finished products.

●	Better leverage of our fixed costs through expanded production to support the sales objectives.

Overall, our operating expenses for the quarter increased by approximately $3.8 million over the three months ended June 30, 2021, or 140 basis points as a percentage of sales as a result of a full quarter of GunBroker.com in comparison to a partial quarter in the prior year period due to the timing of the 2021 GunBroker acquisition. We expect to see administrative expenditures decrease as a percentage of sales in the 2023 fiscal year, as we leverage our work force and expand our sales opportunities.

Operating expenses includes non-cash depreciation and amortization expense of approximately $3.4 million for the period and consisted of commissions related to our sales increases, stock compensation expense associated with issuance of our Common Stock in lieu of cash compensation for employees and board members during the period. Operating expenses included noncash expenses of approximately $4.6 million.

Operating income was $5.1 million for the quarter compared to operating income of $9.7 million in the year-earlier. As a percentage of net revenues, operating income was 8.3%.

We ended the quarter with a net income of approximately $3.2 million compared with a net income of approximately $9.5 million for the three months ended June 30, 2021. The decrease was mostly attributable to the decrease in our margin and the addition of a tax provision in the current period in comparison to the prior year period in which we had a full valuation allowance. As we increase our margin in upcoming quarters, we expect our net income to increase in comparison to the prior year.

Our goal is to continue to improve our operating results as we focus on increasing sales and controlling our operating expenses through the integration and fully ramped up operation of our new manufacturing facility, coupled with the expanded leveraging of the GunBroker.com Marketplace.

Adjusted EBITDA was $14.3 million compared to Adjusted EBITDA of $16.3 million in the year-earlier period. The decline in Adjusted EBITDA was mostly attributable to the temporary decrease in the gross margin of our ammunition segment as discussed above. Please note that Adjusted EBITDA is a non-GAAP measure, and you should refer to the reconciliation of our GAAP to non-GAAP results in today’s press release for additional details.

Adjusted net income per diluted share was $0.09 versus an adjusted net income per share of $0.13 in the prior year period.

For the three months ended June 30, 2022, net cash provided by operations totaled approximately $5.2 million. This was primarily the result of net income of approximately $3.2 million, which was offset by increases in our inventories of approximately $5.6 million, increases in deposits of approximately $0.5 million, decreases in our accounts receivable of approximately $4.2 million, decreases in prepaid expenses of approximately $0.9 million, and decreases in our accounts payable of $3.0 million. Non-cash expenses for depreciation and amortization totaled approximately $4.3 million and non-cash expenses for employee stock awards totaled $1.2 million.

Outlook

We are reiterating our 2023 Fiscal Year guidance of revenues in the range of $300 million to $310 million, EBITDA in the range of $82 million to $85 million and Adjusted EBITDA in the range of $108 million to $111 million.

Conference Call

Management will host a conference call to discuss the Company’s Fiscal first quarter 2023 results at 5:00 p.m. ET today, August 15, 2022.

Investors interested in participating in the live conference call or audio-only webcast, may join by dialing 1-866-777-2509 (domestic), or 1-412-317-5413 (international) The conference call will also be available via webcast at https://event.choruscall.com/mediaframe/webcast.html?webcastid=2cVEYxgL. Please join at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for “AMMO, Inc. First Quarter 2023 Conference Call.”

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and specialty rounds for military use via government programs. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Reports filed on Form 8-K.

Investor Contact:

CoreIR
Phone: (212) 655-0924
IR@ammo-inc.com

AMMO, Inc.

CONSOLIDATED BALANCE SHEETS

	June 30, 2022	March 31, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,901,109	$23,281,475
Accounts receivable, net	38,997,537	43,955,084
Due from related parties	1,559,000	15,000
Inventories	64,588,248	59,016,152
Prepaid expenses	4,576,824	3,423,925
Current portion of restricted cash	500,000	-
Total Current Assets	131,122,718	129,691,636

Equipment, net	46,669,664	37,637,806

Other Assets:
Deposits	11,829,304	11,360,322
Restricted cash, net of current portion	500,000	-
Patents, net	5,402,852	5,526,218
Other intangible assets, net	133,156,993	136,300,387
Goodwill	90,870,094	90,870,094
Right of use assets – operating leases	2,583,344	2,791,850
TOTAL ASSETS	$422,134,969	$414,178,313

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,807,732	$26,817,083
Factoring liability	228,026	485,671
Accrued liabilities	7,012,674	6,178,814
Inventory credit facility	92,332	825,675
Current portion of operating lease liability	811,139	831,429
Current portion of note payable related party	700,507	684,639
Current portion of construction note	200,133
Insurance premium note payable	1,501,846	-
Total Current Liabilities	34,354,389	35,823,311

Long-term Liabilities:
Contingent consideration payable	202,840	204,142
Notes payable related party, net of current portion	-	181,132
Construction note payable, net of unamortized issuance costs	5,634,368	38,330
Operating lease liability, net of current portion	1,900,559	2,091,351
Deferred income tax liability	2,037,445	1,536,481
Total Liabilities	43,929,468	39,874,747

Shareholders’ Equity:
Series A cumulative perpetual preferred Stock 8.75%, ($25.00 per share, $0.001 par value) 1,400,000 shares issued and outstanding as of June 30, 2022, and March 31, 2022, respectively	1,400	1,400
Common stock, $0.001 par value, 200,000,000 shares authorized 116,923,884 and 116,485,747 shares issued and outstanding on June 30, 2022, and March 31, 2022, respectively	116,924	116,487
Additional paid-in capital	386,648,901	385,426,431
Accumulated deficit	(8,761,857)	(11,240,752)
Total Shareholders’ Equity	378,005,368	374,303,566
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$422,134,969	$414,178,313

AMMO, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,
	2022	2021
Net Revenues
Ammunition sales	$40,969,883	$28,351,780
Marketplace revenue	16,504,946	12,272,066
Casing sales	3,281,197	3,852,486
	60,756,026	44,476,332

Cost of Revenues	42,620,364	25,505,438
Gross Profit	18,135,662	18,970,894

Operating Expenses
Selling and marketing	1,908,170	1,165,849
Corporate general and administrative	5,029,297	3,156,597
Employee salaries and related expenses	2,785,098	2,356,873
Depreciation and amortization expense	3,350,356	2,611,061
Total operating expenses	13,072,921	9,290,380
Income from Operations	5,062,741	9,680,514

Other Expenses
Other income	193,498	21,425
Interest expense	(120,487)	(165,279)
Total other income/(expense)	73,011	(143,854)

Income before Income Taxes	5,135,752	9,536,660

Provision for Income Taxes	1,882,725	-

Net Income	3,253,027	9,536,660

Preferred Stock Dividend	(774,132)	(337,745)

Net Income Attributable to Common Stock Shareholders	$2,478,895	$9,198,915

Net Income per share
Basic	$0.02	$0.09
Diluted	$0.02	$0.08

Weighted average number of shares outstanding
Basic	116,560,372	105,876,867
Diluted	117,879,639	109,051,682

Non-GAAP Financial Measures

We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net sales, net income, and other results under accounting principles generally accepted in the United States (“GAAP”), the following information includes key operating metrics and non-GAAP financial measures we use to evaluate our business. We believe these measures are useful for period-to-period comparisons of the Company. We have included these non-GAAP financial measures in this Quarterly Report on Form 10-Q because they are key measures we use to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	For the Three Months Ended
	June 30, 2022	June 30, 2021
Reconciliation of GAAP net income to Adjusted EBITDA
Net Income	$3,253,027	$9,536,660
Depreciation and amortization	4,300,123	3,516,851
Provision for income taxes	1,882,725	-
Excise taxes	3,712,341	2,397,771
Interest expense, net	120,487	165,279
Employee stock awards	1,175,063	699,500
Stock grants	47,844	66,914
Other income, net	(193,498)	(21,425)
Contingent consideration fair value	(1,302)	(56,638)
Adjusted EBITDA	$14,296,810	$16,304,912

	For the Three Months Ended
	30-Jun-22		30-Jun-21
Reconciliation of GAAP net income to Fully Diluted EPS
Net Income	$3,253,027	$0.03	$9,536,660	$0.09
Depreciation and amortization	4,300,123	0.04	3,516,851	0.03
Provision for income taxes	1,882,725	0.01	-	-
Interest expense, net	120,487	0.00	165,279	0.00
Employee stock awards	1,175,063	0.01	699,500	0.01
Stock grants	47,844	0.00	66,914	0.00
Other income, net	(193,498)	(0.00)	(21,425)	(0.00)
Contingent consideration fair value	(1,302)	(0.00)	(56,638)	(0.00)
Adjusted Net Income	$10,584,469	$0.09	$13,907,141	$0.13